UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 3, 2005

MOLECULAR DEVICES CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-27316 (Commission File Number)	94-2914362 (IRS Employer Identification No.)
1311 Orleans Drive
Sunnyvale, CA 94089
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (408) 747-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On November 3, 2005, the Board of Directors (the “Board”) of Molecular Devices Corporation (“Molecular Devices”) elected Alan Finkel, Ph.D. to the Board. Dr. Finkel was not named to any committees of the Board in connection with his election to the Board.
Dr. Finkel was appointed as Molecular Devices’ Vice President and Chief Technical Officer effective July 1, 2004, and Senior Vice President and Chief Technical Officer effective August 1, 2004. On July 1, 2004, Molecular Devices entered into an employment letter agreement (the “Agreement”) with Dr. Finkel. The Agreement provides for an annual base salary of AU$300,000 and for the participation of Dr. Finkel in Molecular Devices’ 2004 Executive Bonus Plan. The foregoing descriptions of the Agreement are summaries of the material terms of the Agreement and do not purport to be complete, and are qualified in their entirety by reference to the Agreement, which was filed as Exhibit 10.44 to Molecular Devices’ Annual Report on Form 10-K (File No. 000-27316) filed with the SEC on March 16, 2005.
On July 30, 2004, Dr. Finkel exercised options to purchase 27,401 shares of the Molecular Devices’ common stock, with a net value realized (the difference between the exercise prices and the fair market value of such shares, based on the closing sales price reported on the Nasdaq National Market for the date of exercise) of $391,871.17.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Molecular Devices Corporation
Dated: November 8, 2005	By:	/s/ Timothy A. Harkness
Timothy A. Harkness
Senior Vice President and Chief Financial Officer